Exhibit 10.8

Name:
Type:
Date of Grant:
Number of Shares of Common Stock subject to Option:
Price Per Share:

AMERICAN CAPITAL ACQUISITION CORPORATION

2010 EQUITY INCENTIVE PLAN

STATUTORY TIME-BASED STOCK OPTION AGREEMENT

This agreement (the “Agreement”) evidences a stock option granted by American Capital Acquisition Corporation (the “Company”) to the undersigned (the “Optionee”), pursuant to and subject to the terms of the American Capital Acquisition Corporation 2010 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference.

1. Grant of Stock Option. The Company grants to the Optionee on [            ] (the “Date of Grant”) an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, the number of shares of Common Stock of the Company set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof. The Stock Option evidenced by this Agreement is intended to be a statutory option (that is, an option that is to be treated as a stock option described in subsection (b) of Section 422 of the Code) to the extent permitted by Section 422 of the Code.

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Plan. The following terms shall have the following meanings:

(a)	“Beneficiary” means, in the event of the Optionee’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to the Optionee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Optionee’s estate. An effective beneficiary designation shall be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Option Holder” means the Optionee or, if as of the relevant time the Stock Option has passed to a Beneficiary, the Beneficiary.

3. Vesting; Method of Exercise; Treatment of the Stock Option Upon Cessation of Employment.

(a)	Generally. As used herein with respect to the Stock Option or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any outstanding Stock Option means that the Stock Option is then exercisable, subject in each case to the terms of the Plan. Unless earlier terminated, relinquished or expired, the Stock Option shall vest in accordance with the terms of Schedule A.

(b)	Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Option Holder (subject to any restrictions provided under the Plan). Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan. The exercise price may be paid (i) by cash or check acceptable to the Administrator, (ii) by cashless exercise whereby the Option Holder directs the Administrator to withhold that number of shares under the Award having a Fair Market Value equal to the exercise price, or (iii) by such other means, if any, as may be acceptable to the Administrator. In the event that the Stock Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Stock Option. The latest date on which the Stock Option or any portion thereof may be exercised shall be the 10th anniversary of the Date of Grant (the “Final Exercise Date”) and if not exercised by such date the Stock Option or any remaining portion thereof will thereupon immediately terminate.

(c)	Treatment of the Stock Option Upon Cessation of Employment. If the Optionee’s Employment ceases, the Stock Option to the extent not already vested will be immediately forfeited, and any vested portion of the Stock Option that is then outstanding will be treated as follows:

(i) Subject to clauses (ii), (iii), and (iv), the Stock Option to the extent vested immediately prior to the cessation of the Optionee’s Employment will remain exercisable until the earlier of (A) the 30th day following the date of such cessation of Employment, or (B) the Final Exercise Date, and will thereupon immediately terminate.

(ii) The Stock Option, to the extent vested immediately prior to Optionee’s death, will remain exercisable until the earlier of (A) the first anniversary of the Optionee’s death or (B) the Final Exercise Date, and will thereupon immediately terminate.

(iii) The Stock Option, to the extent vested immediately prior to termination of Optionee’s Employment as a result of Disability, will remain exercisable until the earlier of (A) the 180th day following the termination due to Disability, or (B) the Final Exercise Date, and will thereupon immediately terminate.

(iv) In the event of the cessation of Optionee’s Employment in connection with an act or failure to act constituting Cause, the Stock Option will immediately terminate and be forfeited immediately prior to such cessation of Employment.

4. Tag Along Rights and Drag Along Rights.

(a)	Tag Along Rights. If the Majority Holder proposes to Transfer an amount of Shares equal to an aggregate of 20% or more of the Shares then currently outstanding to any Person (a “Prospective Buyer”):

(i) Notice. The Majority Holder shall deliver a written notice (the “Tag Along Notice”) to each holder of Shares including as applicable the Option Holder with respect to any Shares held by the Option Holder issued under this Award (“Award Shares”)(each such holder, a “Tag Along Holder”) at least ten (10) business days prior to such proposed Transfer. The Tag Along Notice shall include:

(1) The principal terms of the proposed sale (the “Sale”) insofar as it relates to such Shares, including (i) the number of the Shares to be purchased from the Majority Holder, (ii) the fraction expressed as a percentage, determined by dividing the number of Shares to be purchased from the Majority Holder by the total number of Shares owned by the Majority Holder (the “Tag Along Sale Percentage”), (iii) the maximum and minimum per Share purchase price and (iv) the name and address of the Prospective Buyer; and

(2) An invitation to each Tag Along Holder to make an offer to include in the Sale an additional number of Shares held by such Tag Along Holder (in any event not to exceed the Tag Along Sale Percentage of the total number of Shares held by such Tag Along Holder), on the same terms and conditions as the Majority Holder shall sell each of its Shares.

(ii) Exercise. Within ten business days after the date of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include Shares in the Sale (each a “Participating Seller” and, together with the Majority Holder, collectively, the “Tag Along Sellers”)) shall furnish a written notice (the “Tag Along Offer”) to the Majority Holder offering to include an additional number of Shares (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Participating Seller) which such Participating Seller desires to have included in the Sale. Each Tag Along Holder who does not accept the Majority Holder’s invitation to make an offer to include Shares in the Sale shall be deemed to have waived all of his, her or its rights with respect to such Sale.

(iii) Irrevocable Offer. The offer of each Participating Seller contained in his or her Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to sell in the Sale on the same terms and conditions as the Majority Holder, up to such number of Shares as such Participating Seller shall have specified in his or her Tag Along Offer; provided, however, that if the principal terms of the Sale change with the result that the per Share price shall be less than the minimum per Share price set forth in the

Tag Along Notice or the other principal terms shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be permitted to withdraw the offer contained in his or her Tag Along Offer and shall be released from his, her or its obligations thereunder.

(iv) Reduction of Shares Sold. The Majority Holder shall attempt to obtain the inclusion in the Sale of the entire number of Shares that each of the Tag Along Sellers requested to have included in the Sale. In the event the Majority Holder shall be unable to obtain the inclusion of such entire number of Shares in the Sale, the number of Shares to be sold in the Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, to the respective number of Shares held by each Tag Along Seller.

(v) Additional Compliance. If prior to consummation of the Sale, the terms of the Sale shall change with the result that the per Share price to be paid in such proposed Sale shall be greater than the maximum per Share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4(a) separately complied with, in order to consummate such Sale pursuant to this Section 4(a); provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Sections 4(a)(i) and 4(a)(ii) hereof shall be five business days. If the Majority Holder has not completed the Sale by the end of the 180th day following the date of the Tag Along Notice, each Participating Seller shall be released from his or her obligations under his or her Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4(a) separately complied with, in order to consummate such Sale, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 4.(a).

(b)	Drag Along Rights. If the Majority Holder proposes to sell to a Prospective Buyer (other than an Affiliate of the Majority Holder) an amount of Shares equal to an aggregate of 20% or more of the Shares then currently outstanding, each holder of Shares hereby agrees, if requested by the Majority Holder, to sell a percentage of Shares held by such holder of Shares that is equal to the percentage of Shares owned by the Majority Holder that are proposed to be sold by the Majority Holder to the Prospective Buyer (the “Drag Along Sale Percentage”), directly or indirectly, to the Prospective Buyer in the manner and on the terms set forth in this paragraph 4(b).

(i) Exercise. If the Majority Holder elects to exercise its rights under paragraph 4(b), the Majority Holder shall furnish a written notice (the “Drag Along Notice”) to each other holder of Shares. The Drag Along Notice shall set forth the principal terms of the Sale insofar as it relates to such Shares including (A) the number of Shares to be acquired from the Majority Holder, (B) the Drag Along Sale Percentage, (C) the per Share consideration (which, for the avoidance of doubt, may be expressed as a formula or otherwise) to be received in the Sale and (D) the name and address of the Prospective Buyer. If the Majority Holder consummates the Sale to which reference is made in the Drag Along Notice, each other holder of Shares (each a “Participating Seller”, and, together with the Majority Holder, collectively, the “Drag Along Sellers”) shall be bound and obligated to sell the Drag Along Sale Percentage of his or her Shares in the Sale on the same terms and conditions as the Majority Holder shall sell each Share.

(c)	Miscellaneous. The following provisions shall apply to any Sale to which paragraphs 4(a) or 4(b) apply:

(i) Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a Sale includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (b) the provision to any Tag Along Seller or Drag Along Seller of any information regarding the Company, such securities or the issuer thereof, such Participating Seller shall not have the opportunity to sell Shares in such Sale. In such event, the Majority Holder shall have the right, but not the obligation, to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Participating Seller to the Prospective Buyer in the Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

(ii) Further Assurances. Each Participating Seller, whether in his or her capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Majority Holder and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Majority Holder to which the Majority Holder will also be party, including, without limitation, agreements to (a) (I) make individual representations, warranties, covenants and other agreements, on a several basis, as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any adverse claim with respect to such Shares and (II) be liable, on a several basis, without limitation as to such representations, warranties, covenants and other agreements, (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (I) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total number of Shares included in such Sale or (II) the proceeds allocated to such Participating Seller in connection with such Sale and (c) be liable in respect of claims for fraud, willful breach and intentional misconduct to the extent such claims are not limited against the Majority Holder.

(d)	Sale Process. The Majority Holder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. Neither the Majority Holder nor any Affiliate of any the Majority Holder shall have any liability to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Sale.

(e)	Closing. The closing of a Sale to which paragraphs 4(a) or 4(b) hereof apply shall take place at such time and place as the Majority Holder shall specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any adverse claim, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

(f)	Tag Along and Drag Along Shares. For avoidance of doubt, only outstanding Shares (and not Shares underlying unexercised Options) shall be included in determining the number of Shares subject to the Tag Along Rights and Drag Along Rights.

(g)	Period. The foregoing provisions of this Section 4 shall expire upon the earlier of the closing of (a) a Change of Control and (b) a Public Offering.

5. Call Option. Upon any cessation of Employment, the Company shall have the right to purchase for cash all of the Award Shares held by the Option Holder on the following terms (the “Call Option”):

(a)	Termination other than for Cause; Resignation for Good Reason. If an Optionee’s cessation of Employment is for any reason other than for Cause (including as a result of death or Disability), or if an Optionee resigns his or her employment for Good Reason, the Company (or its designated assignee) shall have the right, on one or more occasions, at any time up to and including the date that is one year following the later to occur of (x) the later of cessation of such Optionee’s Employment and the last date on which any Option is exercisable by such

Optionee, and (y) the date that is six (6) months plus one (1) day following the most recent acquisition of Shares from the Company by such Optionee, to purchase from such Optionee (or Optionee’s estate or permitted transferee), and upon the exercise of such call right the Optionee (or Optionee’s estate or permitted transferee) shall sell to the Company (or its designated assignee), all of the Award Shares as of the date as of which such call right is exercised at a price equal to the Call Value (as defined in Section 12 of this Agreement) of the Shares being sold.

(b)	Termination for Cause; Resignation other than for Good Reason. If an Optionee’s cessation of Employment is for Cause or the Optionee resigns other than for Good Reason, the Company shall have the right, on one or more occasions, at any time up to and including the date that is one year following the later to occur of (x) the later of termination of such Optionee’s employment and the last date on which any Option is exercisable by the Optionee, and (y) the date that is six (6) months plus one (1) day following the most recent acquisition of Award Shares from the Company by the Optionee, to purchase from the Optionee (or Optionee’s estate or permitted transferee), and upon the exercise of such call right the Optionee shall sell to the Company (or its designated assignee), all of the Award Shares held by such Optionee (or Optionee’s estate or permitted transferee) as of the date as of which such call right is exercised at a price equal to the price paid, if any, by such Optionee (or his estate or permitted transferee) for such Award Shares.

(c)	Notices, Etc. Any Call Option may be exercised by delivery of written notice thereof (the “Call Notice”) to the Optionee (or Optionee’s estate or permitted transferee) no later than the end of the applicable period specified in this Section 5. The Call Notice shall state that the Company has elected to exercise the Call Option, the number of Award Shares with respect to which the Call Option is being exercised and the price or date for determining the price of such shares.

(d)	The closing of any purchase and sale of Award Shares pursuant to this Section 5 shall take place as soon as reasonably practicable, and in any event not later than 30 days after delivery of the Call Notice at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine.

(e)	At the closing of any purchase and sale of Award Shares following the exercise of any Call Option, the holders of Shares to be sold shall deliver to the Company a certificate or certificates representing the Shares to be purchased by the Company, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company shall pay to such holder by check or wire transfer of immediately available federal funds the purchase price of the Shares being purchased by the Company. The delivery of a certificate or certificates for Shares by any Person selling Shares pursuant to any Call Option shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such

Shares as contemplated; (iii) such Shares are free and clear of any and all liens or encumbrances and (iv) there is no adverse claim with respect to such Shares.

(f)	If (i) any payment of cash is required upon the purchase of Award Shares by the Company upon the exercise of any Call Option or (ii) any payment on a promissory note issued under this paragraph 5(f) comes due, and, in either case, such payment would constitute, result in or give rise to a breach or violation of the terms or provisions of, or result in a default, event of default or right or cause of action under, any guarantee, financing or security agreement, indenture or document entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security, would be prohibited under Section 160 (“Section 160”) of the General Corporation Law of the State of Delaware (the “DGCL”), or would otherwise violate the DGCL (or if the Company or any such subsidiary reincorporates in another jurisdiction, the applicable business corporation law of such jurisdiction), then, to the extent permitted by Section 160:

(i) in the case of a cash payment due at a closing of any purchase of Award Shares by the Company upon the exercise of any Call Option, the Company will issue a promissory note in the aggregate principal amount of such payment, the principal amount of which note will be due and payable on demand (subject to subsection 5(f)(iii)(below) and interest will accrue thereon at a rate equal to the prime rate (as reported in the Wall Street Journal Eastern Edition);

(ii) in the case of a cash payment in respect of a promissory note issued under this Section 5(f), notwithstanding any of the provisions of such note, including without limitation, the stated maturity of such note and the stated date on which interest payments are due, such payment will not become due and payable until such time as such payment can be made without violating any such agreement or applicable law; and

(iii) notwithstanding the terms of any promissory note issued pursuant to this Section 5(f), the Company must pay off the promissory note at the earlier of (i) a Change of Control, (ii) a Public Offering (but only to the extent of the net proceeds received by the Company in such Public Offering), (iii) five (5) business days after the date on which a cash payment paying off such promissory note could be made (1) without (immediately or with notice or the lapse of time or both) constituting, resulting in or giving rise to any breach or violation of the terms or provisions of, or result in a default, event of default or right or cause of action under, any guarantee, financing or security agreement, indenture or document entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security, (2) that would not be prohibited under Section 160, and (3) that would not otherwise violate the DGCL (or if the Company or any such subsidiary reincorporates in another jurisdiction, the applicable business corporation law of such jurisdiction), and (iv) the date on which any cash dividend or distribution is made in respect of Shares. At any such time, the Company shall promptly notify the holder of such promissory note and make a payment on each such promissory note. If more than one such promissory note is outstanding at the time of payment, payment shall be made to the holders of all such promissory notes on a pro rata basis determined by reference to the outstanding principal amounts of such promissory notes.

(g)	Period. The foregoing provisions of this Section 5 shall expire upon a Public Offering.

6. Stockholder Lock-Up. In connection with each underwritten Public Offering the current or future holder of any Award Shares hereby agrees to be bound by and, if requested, to execute and deliver a lock-up agreement with the underwriter(s) of such Public Offering (the “Principal Lock-Up Agreement”) restricting such holder’s right to Transfer any Shares.

7. Legends, etc. Shares issued upon exercise of the Stock Option or otherwise delivered in satisfaction of the Stock Option shall bear the following legends:

THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF AN EQUITY INCENTIVE PLAN AND STOCK OPTION AGREEMENT TO WHICH THE ISSUER AND CERTAIN STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

8. Transfer of Stock Option. The Stock Option may not be transferred except as permitted under Section 6(a)(3) of the Plan or Sections 4 or 5 of this Award.

9. Withholding. The exercise of the Stock Option may give rise to “wages” subject to withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld.

10. Effect on Employment. Neither the grant of the Stock Option, nor the issuance of shares upon exercise of the Stock Option, shall give the Optionee any right to be retained in the employ of the Company or any of its Affiliates, affect the right of the Company or any of its

Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

11. Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

12. Other Definitions:

(a)	“Affiliate” shall mean with respect to any specified Person that is not a natural Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

(b)	“Call Value”: the price based upon the net tangible book value of the Common Stock determined based upon the Company’s most recent audited fiscal year-end financials prepared in accordance with generally accepted accounting principles.

(c)	“Majority Holder”: the Person or Persons holding more than fifty percent (50%) of the equity interests of the Company on a fully diluted basis.

(d)	“Person”: any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(e)	“Public Offering”: a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

This Agreement shall be null and void unless and until the undersigned agrees hereby to become a party to, and be bound by the terms of this Agreement and to be subject to the terms of the Plan.

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Effective as of the [            ] day of [            ].

Company	AMERICAN CAPITAL ACQUISITION CORPORATION

By:

Optionee

By:

Schedule A

Time Vesting Schedule

The Stock Option, unless earlier terminated or forfeited, shall vest (i) as to [        ]% of the total number of Shares subject to the Stock Option on the first anniversary of [            ] (the “Effective Date”); and (ii) as to an additional [        ]% of the total number of Shares subject to the Stock Option on each of the [                    ] anniversary of the Effective Date.